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                                                                     EXHIBIT 2.2







                               EXCHANGE AGREEMENT



                                      AMONG


                           SWISSRAY INTERNATIONAL INC.


                                       AND


                                  DOUG MAXWELL


                             AS OF NOVEMBER 22, 1996

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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.       Definitions....................................................   1
2.       Purchase and Sale of Target Shares.............................   4
         (a)      Basic Transaction.....................................   4
         (b)      Exchange Consideration................................   4
         (c)      Adjustment of Exchange Consideration..................   4
         (d)      The Closing...........................................   5
         (e)      Deliveries at the Closing.............................   5
         (f)      ......................................................   5
         (g)      ......................................................   5

3.       Representations and Warranties Concerning the Transaction......   5
         (a)      Representations and Warranties of the Seller..........   5
         (b)      Representations and Warranties of the Buyer...........   7

4.       Representations and Warranties Concerning the Target...........   7

         (a)      Organization, Qualification, and Corporate Power......   8
         (b)      Capitalization........................................   8
         (c)      Noncontravention......................................   8
         (d)      Brokers' Fees.........................................   9
         (e)      Title to Assets.......................................   9
         (f)      Subsidiaries..........................................   9
         (g)      Undisclosed Liabilities...............................   9
         (h)      Legal Compliance......................................   9
         (i)      Contracts.............................................   9
         (j)      Financial Statements..................................   9
         (k)      Disclosure............................................   9


5.       Pre-Closing Covenants..........................................   9
         (a)      General...............................................  10
         (b)      Notices and Consents..................................  10
         (c)      Operation of Business.................................  10
         (d)      Preservation of Business..............................  10
         (e)      Full Access...........................................  10
         (f)      Notice of Developments................................  10
         (g)      Exclusivity...........................................  10


6.       Post-Closing Covenants.........................................  11
         (a)      General...............................................  11



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         (b)      Litigation Support........................................  11
         (c)      Transition................................................  11
         (d)      Confidentiality...........................................  11
         (e)      Covenant Not to Compete...................................  12
         (f)      Certificates..............................................  12

7.       Conditions to Obligation to Close..................................  13
         (a)      Conditions to Obligation of the Buyer.....................  13
         (b)      Conditions to Obligation of the Seller....................  14

8.       Remedies for Breaches of This Agreement............................  15
         (a)      Survival of Representations and Warranties................  15
         (b)      Indemnification Provisions for Benefit of the Buyer.......  15
         (c)      Indemnification Provisions for Benefit of the Seller......  16
         (d)      Matters Involving Third Parties...........................  16
         (e)      Other Indemnification Provisions..........................  17

9.       Tax Matters........................................................  17
         (a)      Tax Periods Ending on or Before the Closing Date..........  17
         (b)      Tax Periods Beginning Before and Ending After
                  the Closing Date..........................................  18
         (c)      Cooperation on Tax Matters................................  18
         (d)      Tax Sharing Agreements....................................  19
         (e)      Certain Taxes.............................................  19

10.      Termination........................................................  19
         (a)      Termination of Agreement..................................  19
         (b)      Effect of Termination.....................................  20

11.      Miscellaneous......................................................  20
         (a)      Press Releases and Public Announcements...................  20
         (b)      No Third-Party Beneficiaries..............................  20
         (c)      Entire Agreement..........................................  20
         (d)      Succession and Assignment.................................  20
         (e)      Counterparts..............................................  21
         (f)      Headings..................................................  21
         (g)      Notices...................................................  21
         (h)      Governing Law.............................................  21
         (i)      Amendments and Waivers....................................  21
         (j)      Severability..............................................  21
         (k)      Expenses..................................................  22
         (l)      Construction..............................................  22
         (m)      Incorporation of Exhibits, Annexes, and Schedules.........  22
         (n)      Specific Performance......................................  22



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         (o)      Submission to Jurisdiction..............................  22

Exhibit A--                         Registration Rights Agreement

Disclosure Schedule--               Exceptions to Representations and Warranties
                                    Concerning the Target

Schedule 2(b)(ii) -                 Additional Consideration



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                               EXCHANGE AGREEMENT

         Agreement entered into as of November 22, 1996, by and among Swissray International Inc., a New York corporation (the "Buyer"), and Doug Maxwell, an individual (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

         WHEREAS, the Seller owns 75 shares of the outstanding capital stock of Empower Inc., a New York corporation (the "Target") (25 of which are currently being held in escrow), and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the shares of capital stock of the Target owned by the Seller in return for the Shares (as such term is hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Additional Shares" has the meaning set forth in Section 2(b)(ii) below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Share" means any share of the Common Stock, par value $.01 per share, of the Buyer.

         "Closing" has the meaning set forth in Section 2(c) below.





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         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in the introductory paragraph of Section 4 below.

         "Escrow Agreement" means the escrow agreement dated April 15, 1996, between the Seller and Nathaniel Armstead.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Options" has the meaning set forth in Section 2(b)(iii) below.



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         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Registration Rights Agreement" means the Registration Rights Agreement between the Seller at the Buyer attached hereto as Exhibit A, with such amendments or modifications as shall be mutually agreed to by the Parties.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Shares" has the meaning set forth in Section 2(b)(I) below.

         "Stipulation" means the Stipulation of Settlement dated April 15, 1996 between the Seller and Nathaniel Armstead.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Target" has the meaning set forth in the preface above.

         "Target Financial Statements" has the meaning set forth in Section 4(j) below.

         "Target Share" means any share of the common stock of the Target.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental



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(including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         2.       Purchase and Sale of Target Shares.

                  (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to exchange with the Seller, and the Seller agrees to exchange with the Buyer, all of the Target Shares owned by the Seller for the consideration specified below in this Section 2.

                  (b) Exchange Consideration. (I) The Buyer agrees to issue to the Seller at the Closing 80,000 shares of the Buyer Shares (the "Shares").

                           (ii) As additional consideration, the Buyer will issue an additional 30,000 shares of the Buyer Shares (the "Additional Shares") on the dates set forth on Schedule 2(b)(ii) attached hereto if the Target achieves the performance goals set forth on Schedule 2(b)(ii).

                           (iii) Additionally, on the Closing Date the Seller will be granted options to purchase 125,000 shares of the Buyer Shares under the Buyer's option plan, or otherwise (the "Options"). The Options shall have an exercise price of $4.00 per share, will vest immediately and shall be exercisable for a period of five years from the date of grant.

                  (c) Adjustment of Exchange Consideration. If within 90 days of the Closing Date the Buyer shall discover adverse variances in the Target Financial Statements, in an aggregate amount in excess of $10,000, the Buyer shall notify the Seller of such findings within such 90 day period. Upon notice to the Seller, the Buyer shall cause an independent accounting firm to verify such findings and upon such verification the Seller shall return one Share to the Buyer for each $4.00 of adverse variance.

                  (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions



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the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

                  (e) Deliveries at the Closing. At the Closing, (I) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing 50 of the Target Shares owned by the Seller, endorsed in blank or accompanied by duly executed assignment documents and will present the Buyer with evidence satisfactory to the Buyer that the 25 Target Shares held pursuant to the Escrow Agreement have been transferred from the Seller's name into the name of the Buyer, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(b) above.

                  (f) The Seller shall have the right to put all of the Shares issued to the Seller, plus, if issued, the Additional Shares, to the Buyer at $4.00 per Share for the 12-month period commencing on the date which is two years from the Closing Date and ending on the date which is three years from the Closing Date.

                  (g) In the event that either of the Buyer or the Target is acquired by, or merged into, a third party prior to the date on which the Seller is eligible to receive the Additional Shares and, as a result of such acquisition or merger, the Seller and the Buyer are no longer Affiliated with the Target, then, no later than 15 days prior to the effective closing of the transaction, the Buyer will issue the Additional Shares to the Seller.

         3.       Representations and Warranties Concerning the Transaction.

                  (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to the Seller.

                      (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                      (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree,



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         ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

                           (iii) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                           (iv) Investment. The Seller (A) understands that the Shares have not been, and, if issued, the Additional Shares will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Shares, and, if issued, the Additional Shares, for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, and if issued, the Additional Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and if issued, the Additional Shares, and (F) is an Accredited Investor as such term is defined in the Securities Act.

                           (v) Target Shares. The Seller holds of record and owns beneficially 75 Target Shares (25 of which are held in escrow pursuant to the Escrow Agreement) representing all of the issued and outstanding equity of the Target, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except as provided in the Escrow Agreement. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Escrow Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target. The Target Shares owned by the Seller constitute all shares of capital stock of the Target.

                  (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).




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                      (i) Organization of the Buyer. The Buyer is a corporation
         duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                      (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                           (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                           (v) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         4. Representations and Warranties Concerning the Target. The Seller represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).



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
The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete in all material respects. The Target is not in default under or in violation of any provision of its charter or bylaws.

                  (b) Capitalization. The entire authorized capital stock of the Target consists of 200 Target Shares of which 75 are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Seller, with 25 of such Target Shares being held in escrow pursuant to the terms of the Escrow Agreement. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (I) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of any of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.




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
                  (d) Brokers' Fees. The Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or located on their premises, free and clear of all Security Interests.

                  (f) Subsidiaries. The Target has no Subsidiaries.

                  (g) Undisclosed Liabilities. The Target does not have any Liability (and, to the best knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), which has not been disclosed in writing to the Buyer.

                  (h) Legal Compliance. The Target and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (i) Contracts. The Target has provided to the Buyer copies of all material contracts of the Target dated prior to the date of this Agreement, or given the Buyer the opportunity to review, all such material contracts. A list of such contracts is contained in Section 4(I) of the Disclosed Schedule.

                  (j) Financial Statements. The Target's financial statements for the period ended September 30, 1996 (the "Target Financial Statements") are accurate in all material respects and fairly represent the financial condition of the Target.

                  (k) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).




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
            (b) Notices and Consents. The Seller will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

            (c) Operation of Business. The Seller will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target to (I) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

            (d) Preservation of Business. The Seller will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

            (e) Full Access. The Seller will permit, and the Seller will cause Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

            (f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (g) Exclusivity. The Seller will not (and the Seller will not cause or permit the Target to) (I) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote his Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(I) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

            (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing.

            (d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the

Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                  (e) Covenant Not to Compete. While an Affiliate of the Buyer or any of its Subsidiaries, other than as an employee of or on behalf of the Buyer and any of its Subsidiaries, and for a period of two years after the Closing Date the Seller shall not engage directly or indirectly in any business that the Target conducts as of the Closing Date in any geographic area in which the Target conducts that business as of the Closing Date; provided, however, that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed a violation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (f) Certificates. Each certificate representing the Shares, and, if issued, the Additional Shares, will be imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Each holder desiring to transfer any of the Shares, and, if issued, the Additional Shares, first must furnish the Buyer with (I) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Shares and, if issued, the Additional Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained herein.

         7. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

             (iii) the Target shall have procured all of the third party consents specified in Section 5(b) above, including, without limitation, the necessary consents of any bank or other lender;

             (iv) the Seller shall have assigned all of the Seller's rights, interests and obligations under the Stipulation to the Buyer and all issues regarding any Target Shares held by the Target as treasury shares or in escrow, and all issues regarding the Stipulations and the Escrow Agreement, shall have been resolved to the Buyer's full satisfaction;

             (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (vi) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing prior to the Closing;

             (vii) The Registration Rights Agreement shall have been entered into by the Parties; and

             (viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will, unless otherwise set forth in this Agreement, be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by the Seller in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (iv) the Buyer shall have assumed all of the Seller's rights, interests and obligations under the Stipulation;

             (v) the loan from the Seller to the Target, in the principal amount of approximately $180,000 as of September 30, 1996, shall be reduced by the amount necessary to pay all amounts owed pursuant to the Stipulation as of the Closing Date and the balance of such loan shall be converted into either a term loan or into a loan convertible into Buyer Shares, in each case acceptable to the Buyer and the Seller, and shall have also been amended to provide that, at the Seller's option, the then outstanding balance of such loan can be applied towards payment of the exercise price of the Option;

             (vi) The Registration Rights Agreement, shall have been entered into by the Parties; and

             (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will, unless otherwise set forth in this Agreement, be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing.

         8.       Remedies for Breaches of This Agreement.

                  (a)      Survival of Representations and Warranties.

                  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter, subject to the applicable statutes of limitations.

                  (b) Indemnification Provisions for Benefit of the Buyer. With respect to any alleged breach as to which the Buyer gives the Seller notice and asserts a claim prior to the end of the applicable survival period pursuant to
Section 8(a) above.

                           (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties, and covenants contained herein, provided that the Buyer makes a written claim for indemnification against the Seller during the applicable survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any material Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any material Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any material Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target (x) for any Taxes of the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(c)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Targets most recent financial statements (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                  (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, provided that the Seller makes a written claim for indemnification against the Buyer during the applicable survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (d)      Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in
         Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                  (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller hereby agrees that he will not make any claim for indemnification against the Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         9. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

                  (a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Target. The Buyer shall permit the Target to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall reimburse the Buyer for Taxes of the Target with respect to such periods within fifteen (15) days after payment by the Buyer or the Target of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the last balance sheet of the Target prepared prior to the Closing Date.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods which begin before the Closing Date and end after the Closing Date. The Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the last balance sheet of the Target prepared prior to the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target.

                  (c)      Cooperation on Tax Matters.

                           (i) The Buyer, the Target and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                           (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to

         Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

                  (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by the Seller when due, and the Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         10.      Termination.

                  (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event any of the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred within 60 days of the date of this Agreement, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred within 60 days of the date of this Agreement, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         11.      Miscellaneous.

                  (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses set forth on the signature page hereto. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set on the signature page hereto using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Expenses. Each of the Parties, and the Target, will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees the Target has not borne or will not bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

                  (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York County, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


BUYER:                                      SWISSRAY INTERNATIONAL, INC.


                                            By:/ Ulrich Ernst/
                                               ------------------------------
                                               Name:
                                               Title:

                                            Address for notice:
                                            Industriestrasse 6
                                            CH-6285 Hitzkirch
                                            Switzerland

                                            With a copy to:

                                            Walter M. Epstein, Esq.
                                            Rubin Baum Levin Constant & Friedman
                                            30 Rockefeller Plaza
                                            29th Floor
                                            New York, New York 10112

SELLER:                                     /Doug Maxwell
                                            ------------------------------------
                                            Doug Maxwell

                                            Address for notice:
                                            Doug Maxwell
                                            30 Cherry Lane
                                            Glen Head, NY 11545

                                            With a copy to:

                                            Robert A. Melillo, Esq.
                                            108 Forest Avenue
                                            P.O. Box 447
                                            Locust Valley, New York 11560

                                SCHEDULE 2(b)(ii)

         If the Target achieves "pre-tax profits" (as defined below) equal to at least 2% of gross revenues calculated in the aggregate for the two year period which includes the fiscal years ending September 30, 1997 and September 30, 1998 (the "Performance Target") then the Seller shall be entitled to receive the Additional Shares as set forth below.

         The term "pre-tax profit" means the pre-tax profit which would appear on a profit and loss statement prepared for the Target as a standalone entity in accordance with generally accepted accounting principles, consistently applied. Such determination shall be made within 90 days after September 30, 1998 (the "Determination Date"); provided, however, that "pre-tax profit" shall not include expenses incurred by the Target in connection with the sale or marketing of products of the Buyer and its Affiliates (other than the Target), to the extent there is no revenue related to such expenses allocated to the Target.

         The determination of pre-tax profits shall be made by the Buyer's independent auditors and shall be binding on all parties. If the Performance Target has been met based upon such determination, the Buyer shall issue the Additional Shares to the Seller within 15 days following the Determination Date.

$62,266.49                                                       March 13, 1997


                           SWISSRAY INTERNATIONAL INC.

                      NON-NEGOTIABLE CONVERTIBLE DEBENTURE
                               DUE MARCH 13, 2000

                        (Convertible into Common Stock of
                          Swissray International Inc.)


         Swissray International Inc., a Delaware corporation (hereinafter called the "Company"), for value received, hereby promises to pay to DOUG MAXWELL, an individual with an address at 30 Cherry Lane, Glen Head, New York 11545 (the "Holder"), the principal sum of Sixty-Two Thousand, Two Hundred Sixty-Six Dollars and Forty-Nine Cents ($62,266.49) on March 13, 2000 (the "Maturity Date"), and to pay interest on said principal sum quarterly on December 31, March 31, June 30 and September 30 of each year commencing March 31, 1997 at a rate equal to the Interest Rate, (as hereinafter defined), from and including the date hereof, until payment of said principal sum has been made. All cash payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts and shall be made at the offices of the Company at 747 Third Avenue, New York, New York 10017, or such other location as the Holder shall designate from time to time in writing. Upon the occurrence and during the continuance of an Event of Default, (as hereinafter defined), all amounts outstanding under this Debenture (including past due interest, if any) shall bear interest at a rate equal to the Interest Rate plus four (4%) percent.

         Pursuant to the provisions of Article II hereof, the Holder is entitled, at his option, at any time on and after the date hereof and prior to the close of business on the date that is ten (10) Business Days prior to the Maturity Date, to convert all, but not less than all, of the principal amount hereof into that number of fully paid and non-assessable shares of Common Stock of the Company as is equal to the then outstanding principal amount hereof divided by the Conversion Price (as hereinafter defined), by deposit of this Debenture accompanied by written notice that the Holder elects to convert this Debenture, at the office of the Company in New York, New York. No payment or adjustment shall be made on account of interest accrued on this Debenture after it has been so converted or on account of any dividends on the Common Stock delivered upon such conversion. Pursuant to the provisions of
Article II hereof, the holder is entitled, at his option, at any time on and after the date hereof and prior to the close of business on the date that is ten
(10) Business Days prior to the Maturity Date, to apply the then outstanding principal amount of this Debenture towards the exercise price of the Options (as hereinafter defined).

         In case an Event of Default, (as hereinafter defined), shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in this Debenture.

         The Company may prepay this Debenture, in whole but not in part, upon ten (10) days written notice to the Holder in cash at any time without premium or penalty, subject to the right of the Holder to convert the principal amount hereof to Common Stock of the Company prior to the expiration of such ten (10) day period. Any such prepayment shall include unpaid interest accrued to the date of prepayment.

         This Debenture is issued subject to, and shall be governed by, the following terms and conditions:

                                    ARTICLE I
             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

         1.1 Definitions. For all purposes of this Debenture, except as otherwise expressly provided or unless the context otherwise requires:

         (1) all references in this instrument to designated "Articles", "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this instrument. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Debenture as a whole and not to any particular Article, Section or other subdivision; and

         (2) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

         "Board of Directors" means the Board of Directors or the Executive Committee or any other committee thereof duly authorized to act hereunder of the Company.

         "Business Day" means any day of the week other than Saturday, Sunday or a day which shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law to close.

         "Common Stock" means the Company's common stock, $0.01 par value.

         "Conversion" means the exchange of this Debenture for Common Stock by the Holder as provided in Article II.

         "Dollars" and the symbol "$" means United States dollars.

         "Event of Default" has the meaning specified in Section 4.1.

         "Interest Rate" means, as determined on a daily basis, the rate per annum established by the State Bank of Long Island from time to time as the reference rate for short-term commercial loans in dollars to domestic corporate borrowers plus one (1%) percent.

         1.2 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         1.3 Successors and Assigns. All covenants and agreements in this Debenture by the Company shall bind its successors and assigns, whether so expressed or not.

         1.4 Severability. In case any provision in this Debenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         1.5 No Third-Party Benefits. Nothing express or implied in this Debenture shall give to any person, other than the Company, the Holder and their successors hereunder any benefit or any legal or equitable right, remedy or claim under this Debenture.

         1.6 Notice. Any notice or demand which by any provision of this Debenture is required or permitted to be given or served by the Holder to or on the Company may be given or served by being deposited postage prepaid in a post office letter box addressed as follows:

         If to the Company:

         Industriestr. 6
         6285 Hitzkirch
         Switzerland
         Attn:  Mr. Ulrich Ernst

         With a copy to:

         Walter M. Epstein, Esq.
         Rubin Baum Levin Constant & Friedman
         30 Rockefeller Plaza
         29th Floor
         New York, New York 10112

         If to the Holder:

         Mr. Doug Maxwell
         30 Cherry Lane
         Glen Head, NY 11545

         With a copy to:

         Bob Melillo, Esq.
         108 Forest Avenue
         P.O. Box 447
         Locust Valley, NY 11560

         1.7 Legal Holidays. In any case where the date of maturity of principal of or interest on this Debenture or the last date on which the Holder has the right to convert or exchange this Debenture shall not be a Business Day at the place of payment or conversion, then payment of the principal of, or interest on, or conversion or exchange of, this Debenture need not be made on such date but may be made on the next succeeding Business Day at the place of payment or conversion or exchange, with the same force and effect as if made on the date of maturity or such last date for conversion or exchange, and no interest shall accrue for the period from and after such date.

         1.8 Interest Basis. Interest on this Debenture shall be computed on the basis of a 365-day year.

         1.9 Governing Law. This Debenture shall be deemed to be a contract made under the laws of the State of New York, and all rights and obligations hereunder and thereunder shall for all purposes be governed by the laws of said State.

                                   ARTICLE II

                             CONVERSION OF DEBENTURE

         2.1 Conversion. (a) Subject to, and upon compliance with, the provisions of this Article II, at the option of the Holder, the principal amount of this Debenture may, at any time on and after the date hereof and prior to the close of business on the date that is ten (10) Business Days prior to the Maturity Date, be converted into that number of shares (calculated to the nearest 1/100th of a share) of Common Stock as is equal to the then outstanding principal amount of this Debenture divided by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The rights of the Holder under this Section 2.1(a) shall be referred to herein as the "Conversion Privilege."

             (b) Subject to, and in compliance with, the provisions of this
Article II, at the option of the Holder, any portion of the then outstanding principal amount of this Debenture may, at any time on and after the date hereof and prior to the close of business on the date that is ten (10) Business Days prior to the Maturity Date, be applied toward the payment of the exercise price of the options (the "Options") to purchase up to 125,000 shares of Common Stock which are being granted to the Holder by the Company on the date hereof pursuant to an option agreement (the "Option Agreement") being entered into between the Company and the Holder. The rights of the Holder pursuant to this
Section 2.1(c) may only be exercised (i) as to options that are at the time of such exercise fully vested and exercisable, and are otherwise being exercised in accordance with the terms of the Option Agreement and (ii) in amounts that are not less than $10,000 and in increments of $5,000. The principal amount of this Debenture shall be reduced by the amount of any exercise pursuant to this section 2.1(c). The rights of the Holder under this Section 2.1(c) shall be referred to herein as the "Exercise Privilege."

         The Conversion Price shall mean the price per share of Common Stock at which the principal amount of this Debenture is to be converted upon conversion of this Debenture. The Conversion Price shall be equal to the market price per share as of the date of conversion less twenty (20%) percent of such market price per share. The current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for five consecutive business days commencing eight business days before such date. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported last bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed or on the NASDAQ National Market System, or if not listed or admitted to trading on such exchange or such National Market System, the average of the reported highest bid and reported lowest asked prices as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

         2.2 Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of this Debenture. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of this Debenture, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock at the close of business on the day of conversion as determined in good faith by the Board of Directors.

         2.3 Exercise of Conversion or Exercise Privilege. In order to exercise the Conversion Privilege or the Exercise Privilege, the Holder of this Debenture shall surrender this Debenture to the Company at its principal office in New York, New York or such other locations as the Company shall designate in writing from time to time, accompanied by written notice to the Company that the Holder elects to exercise its Conversion Privilege or Exercise Privilege as appropriate, by exchanging it for Common Stock or exercising a number of the Options. In the case of an exercise of the Conversion Privilege, such notice shall also state the name or names of the person or persons (with address) in which the certificate or certificates for Common Stock which shall be deliverable on such conversion shall be registered and shall be accompanied (if so required by the Company) by such instruments of transfer as may be appropriate, in form satisfactory to the Company, duly executed by the Holder to be converted or by his attorney duly authorized in writing. In the case of an exercise of the Exercise Privilege, such notice shall also state the number of Options to be exercised. As promptly as practicable after the receipt of such notice and the delivery of this Debenture as aforesaid, the Company shall deliver at such place to the Holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock deliverable upon the conversion of this Debenture, and provision shall be made in respect of any fraction of a share as provided in Section 2.2 or the procedures for the exercise of the Options set forth in the Option Agreement shall be followed. No payment or adjustment shall be made upon any conversion or exercise on account of any interest accrued on the Debenture surrendered for conversion or exercise or on account of any dividends on the Common Stock issued upon conversion or exercise. Such conversion or exercise shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company and this Debenture shall have been delivered to it as aforesaid, and at such time upon a conversion or exercise for the full principal amount hereof the rights of the Holder as such Holder shall cease and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the Holder or the holder of record of such Common Stock at such time. Upon an exercise of the Exercise Privilege for less than the full principal amount of this Debenture, a replacement Debenture reflecting the remaining principal amount shall be delivered to the Holder within a reasonable period of time following such exercise.

         The Holder understands that none of the shares of Common Stock issuable upon exercise of the Conversion Privilege will be registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws, and that none of such shares may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Act and applicable state securities laws or an exemption from registration is available. Legends shall be placed on certificates representing all shares of Common Stock so issued to the effect that they have not been registered under the Act or applicable state securities laws and appropriate notations thereof will be made in the Company's stock books.

         2.4 Reservation of Common Stock. The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Debenture, the full number of shares of Common Stock then issuable upon such conversion.

         2.5 Taxes on Conversions. The Company will pay any and all documentary or similar issue taxes that may be payable to the United States of America or any State or political subdivision thereof in respect of the issue or delivery of shares of Common Stock on conversion of this Debenture (or payment hereof by the issuance of shares of Common Stock) or in respect of the delivery of this Debenture to the Company upon conversion pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid. The Company does not extend any protection with respect to any taxes imposed by any other government or any subdivision thereof, and no delivery of shares of Common Stock on conversion of this

Debenture need be made unless and until the person requesting such delivery has paid to the Company the amount of any such tax imposed in connection with such conversion or has established to the satisfaction of the Company, that such tax has been paid, whether or not the tax shall be imposed upon or collectible from the Company.

         2.6 Effect of Consolidations, Mergers and Sales of Assets. In case of any consolidation of the Company with, or merger of the Company into, any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in case of any sale or transfer of all or substantially all the assets of the Company, the corporation formed by such consolidation or the corporation into which the Company shall have been merged or the corporation which shall have acquired such assets, as the case may be, shall execute and deliver to the Holder a supplement to this Debenture providing that the Holder shall have the right thereafter to convert this Debenture into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which this Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer. Such supplement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article
II. The above provisions of this Section 2.6 shall similarly apply to successive consolidations, mergers, sales or transfers.

                                   ARTICLE III

                                    COVENANTS

         3.1 Payment of Principal and Interest. The Company will duly and punctually pay the principal of and interest on this Debenture in accordance with the terms of this Debenture.

                                   ARTICLE IV

                                    REMEDIES

         4.1 Events of Default. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article II hereof or be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (1) default in the payment of any interest upon this Debenture when the same becomes due and payable, and continuance of such default for a period of ten (10) Business Days; or

                  (2) default in the payment of the principal of this Debenture as and when the same shall become due and payable at maturity, by declaration or otherwise; or

                  (3) default in the performance, or breach, of any covenant or warranty of the Company or in this Debenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of twenty (20) days after there has been given, by registered or certified mail, to the Company by the Holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

                  (4) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Title 11 of the United States Code or any other applicable federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

                  (5) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under the Title 11 of the United States Code or any other applicable federal or State law, or the consent by the Company to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

         4.2 Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the principal of this Debenture to be immediately due and payable, by a notice in writing to the Company and upon any such declaration such principal shall become come immediately due and payable.

         4.3 Application of Money Collected. Any money collected by the Holder pursuant to this Article IV shall be applied in the following order:

         FIRST: To the payment of all costs and expenses (including reasonable attorneys' fees and costs) incurred by the Holder in connection with such collection;

         SECOND: In case the principal of this Debenture shall not have become due and be unpaid, to the payment of interest in default on this Debenture, in the order of the maturity of the installments of such interest;

         THIRD: In case the principal of this Debenture shall have become due, by declaration as authorized by this Article IV or otherwise, to the payment of the whole amount then owing and unpaid upon this Debenture for principal and interest, with interest on the overdue principal at the rate per annum expressed in this Debenture; and

         FOURTH: To the payment of the remainder, if any, to the Company, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

         4.4 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, (or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         4.5 Delay or Omission Not Waiver. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

                                    ARTICLE V

                    IMMUNITY OF INCORPORATORS, STOCKHOLDERS;
                             OFFICERS AND DIRECTORS

         5.1 Exemption from Individual Liability. No recourse under or upon any obligation, covenant or agreement of this Debenture, or for any claim based hereon or otherwise in respect hereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Debenture and the obligations issued hereunder are solely corporate obligations of the Company and that no personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholder, officers or directors, as such, of the Company or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Debenture or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Debenture or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Debenture.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed on the date first above written.

                                            SWISSRAY INTERNATIONAL, INC.


                                            By: /Ulrich Ernst/
                                                --------------------------------
                                               Title:
Attest:


/Ruedi G. Laupper/
---------------------------
Title:

                          REGISTRATION RIGHTS AGREEMENT

         AGREEMENT, dated as of March 13, 1997, between SWISSRAY INTERNATIONAL, INC., a New York corporation (the "Buyer"), having an address c/o Walter M. Epstein, Esq., 30 Rockefeller Plaza, 29th Floor, New York, New York, and DOUG MAXWELL, an individual (the "Seller"), having an address c/o Robert A. Melillo, Esq., 108 Forest Avenue, P.O. Box 447, Locust Valley, New York 11560.

         WHEREAS, the Buyer and the Seller have entered into an Exchange Agreement dated as of November 22, 1996 (the "Exchange Agreement;" all capitalized terms used herein without definition shall have the meanings assigned to such terms in the Exchange Agreement); and

         WHEREAS, as a condition to the closing under the Exchange Agreement the Buyer has agreed to register the Shares, and, if issued, the Additional Shares and shares of Buyer Shares issuable upon the exercise of the Options (the "Option Shares"), (the Shares, the Additional Shares and the Option Shares are referred to herein as the "Seller Shares") pursuant to the terms of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the parties hereto mutually agree as follows:

         1.       Registration of the Shares.

                  (a) If, at any time commencing after the date of this Agreement and expiring three (3) years thereafter, the Buyer proposes to file a registration statement or statements under the Securities Act of 1933 (the "Act") for the public sale of Buyer Shares for cash (other than in connection with a merger or pursuant to Form S-4, Form S-8 or comparable registration statement) it will give written notice, at least twenty (20) days prior to the filing of each such registration statement, to the Seller of its intention to do so. If the Seller notifies the Buyer in writing within five (5) business days after receipt of any such notice of his desire to include the Seller Shares in such proposed registration statement, the Buyer shall afford the Seller the opportunity to have the Seller Shares registered under such registration statement; provided, however, that in the case of an underwritten offering, if the Buyer notifies the Seller in writing that the managing underwriter has notified the Buyer that the inclusion in the registration statement of any portion of the Seller Shares would have an adverse effect on such underwritten offering, then the managing underwriter may limit the number of Seller Shares to be included in such registration statement only to the extent necessary to avoid such adverse effect; and provided, further, however, that in the event securities of the Buyer held by any person or entity other than the Buyer or the Seller ("Third Party Securities") are to be included in such underwritten offering, and the managing underwriter shall have determined to limit the number of Seller Shares or Third Party Securities to be so included, then such limitation shall be applied to the Seller Shares and the Third Party Securities, pro rata based on the number of Seller Shares and Third Party Securities requested to be included in such underwritten offering. Notwithstanding the provisions of this Section 1(a), the Buyer shall have the right at any time after it shall have given written notice pursuant to this Section 1(a) (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statements or to withdraw the same after the filing but prior to the effective date thereof.

                  (b) Following the effective date of any registration statement including any Seller Shares, the Buyer shall, upon the request of the Seller, forthwith supply such reasonable number of copies of the registration statement, prospectus and other documents necessary or incidental to the registration as shall be reasonably requested by the Seller to permit the Seller to make a public distribution of the Seller Shares. The Buyer will use its reasonable efforts to qualify the Seller Shares for sale in such states as the Seller shall reasonably request, provided that no such qualification will be required in any jurisdiction where, solely as a result thereof, the Buyer would be subject to general service of process or to taxation or qualification as a foreign corporation doing business in such jurisdiction. The obligations of the Buyer hereunder with respect to the Seller Shares are expressly conditioned on the Seller furnishing to the Buyer such appropriate information concerning the Seller and the Seller Shares as the Company may reasonably request.

                  (c) The Company shall bear the entire cost and expense of the registration of the Seller Shares; provided, however, that the Seller shall be solely responsible for the fees of any counsel retained by the Seller in connection with such registration and any transfer taxes or underwriting discounts, commissions or fees applicable to the Seller Shares sold by the Seller pursuant thereto.

                  (d) Neither the filing of such registration statement by the Buyer pursuant to this Agreement nor the making of any request for prospectuses by the Seller shall impose upon the Seller any obligation to sell the Seller Shares.

                  (e) The Seller, upon receipt of notice from the Buyer that an event has occurred which requires a post-effective amendment to any registration statement including any Seller Shares or a supplement to the prospectus included therein, shall promptly discontinue the sale of the Seller Shares until the Seller receives a copy of a supplemented or amended prospectus from the Buyer, which the Buyer shall provide as soon as practicable after such notice.

                  (f) Notwithstanding anything else to the contrary contained in this Agreement, if the Seller requests to have any of the Seller Shares registered under the Act pursuant to this Agreement, and if such Seller Shares are so registered then this Agreement shall be of no further force or effect.

         2.       Indemnification.

                  (a) The Buyer shall indemnify and hold harmless the Seller from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses (collectively "Damages") caused by any untrue statement of a material fact contained in any registration statement including the Seller Shares filed by the Buyer under the Act, any post-effective amendment to such registration statement, or any prospectus included therein required to be filed or furnished by reason of this Agreement or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except, insofar as such Damages are caused by any such untrue statement or omission based upon information furnished or required to be furnished in writing to the Buyer by the Seller expressly for use therein; provided, however, that the indemnification in this paragraph 2(a) with respect to any prospectus shall not inure to the benefit of the Seller on account of any such Damage arising from the sale of the Shares by the Seller, if a copy of a subsequent prospectus correcting the untrue statement or omission in such earlier prospectus was provided to the Seller by the Buyer prior to the subject sale and the subsequent prospectus was not delivered or sent by the Seller to the purchaser prior to such sale; and provided further, that the Buyer shall not be obligated to so indemnify the Seller unless the Seller shall at the same time indemnify the Buyer, its directors, each officer signing such registration statement and each person, if any, who controls the Buyer within the meaning of the Act, from and against any and all Damages caused by any untrue statement of a material fact contained in such registration statement, any post-effective amendment to such registration statement or any prospectus required to be filed or furnished by reason of this Agreement or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such Damages are caused by any untrue statement or omission based upon information furnished in writing to the Buyer by the Seller expressly for use therein.

                  (b) If for any reason the indemnification provided for in the preceding subparagraph is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such Damages in such proportion as is appro-priate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

         3.       Governing Law.

                  (a) This Agreement shall be deemed to have been made and delivered in the State of New York and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York.

         4. Amendment. This Agreement may only be amended by a written instrument executed by the Buyer and the Seller.

         5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

         6. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, facsimile or five days after such notice is mailed by registered or certified mail, postage prepaid, return receipt requested to the address set forth on the first page of this Agreement.

         8. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         9. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                            SWISSRAY INTERNATIONAL, INC.


                                            By:/Ulrich Ernst/
                                               ---------------------------------
                                               Name:
                                               Title:




                                              /Doug Maxwell/
                                               ---------------------------------
                                               Doug Maxwell

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         WHEREAS, DOUG MAXWELL (hereinafter referred to as "Assignor"), and SWISSRAY INTERNATIONAL INC. (hereinafter referred to as "Assignee") has entered into and EXCHANGE AGREEMENT as of November 22, 1996; and

         WHEREAS, pursuant to the terms of said EXCHANGE AGREEMENT DOUG MAXWELL has agreed to transfer all of his right, title and interest in and to all of the issued and outstanding shares of the common stock of EMPOWER, INC.; and

         WHEREAS, on April 15, 1996 DOUG MAXWELL purchased twenty-five (25) shares of EMPOWER, INC. common stock from Nathaniel Armstead pursuant to the terms of a Stipulation of Settlement dated April 2, 1996; and

         WHEREAS, the above mentioned twenty-five (25) shares of EMPOWER, INC. common stock purchased from Nathaniel Armstead is held "in escrow" pending the payment-in-full of the purchase price set forth in paragraph "1" of the Stipulation of Settlement; and

         WHEREAS, the said purchase price has not been paid-in-full as of the date hereof and the said shares remain held "in escrow" in accordance with the terms of the Stipulation of Settlement,

         NOW, THEREFORE, in consideration of the mutual promises contained herein and in that certain Exchange Agreement dated as of November 22, 1996, it is hereby understood and agreed by and between the parties hereto as follows:

         1. The Assignor assigns to the Assignee all of his right, title and interest in and to the twenty-five shares of Empower, Inc. common stock which he purchased from Nathaniel Armstead on April 15, 1996 and which is presently held "in escrow" pursuant to the terms of a Stipulation of Settlement dated April 2, 1996. A copy of said Stipulation of Settlement is annexed hereto for reference.

         2. The Assignee assumes the obligations of the Assignor as set forth in paragraphs "1" (payment) and paragraph "8" (confidentiality) of the Stipulation of Settlement as of the date hereof and agrees to fully perform the obligations of the Assignor as set forth in those provisions as of the date hereof as if the Assignee had been a party to the Stipulation of Settlement for the purpose of those two provisions.

         3. The Assignee agrees to indemnify and hold the Assignor harmless from and against any legal or equitable claim, proceeding, or action, including all damages and expenses, including reasonable attorney's and accountant's fees, arising out of or in connection with Assignor's failure to fully perform the obligations it assumes pursuant to paragraph 2 hereof.

         4. The Assignor warrants and represents that all payments required to be made pursuant to paragraph "1" of the Stipulation of Settlement have been made through and including February 15, 1997. Further, the Assignor agrees to indemnify and hold the Assignee harmless from and against any legal or equitable claim, proceeding, or action, including all damages and expenses, including reasonable attorney's and accountant's fees, arising out of or in connection with Assignee's failure to fully perform his obligations under the Stipulation of Settlement up to and including the date hereof.

Dated:  Locust Valley, NY
         March 13, 1997

                                               /Doug Maxwell/
                                               ---------------------------------
                                               DOUG MAXWELL, a/k/a J. DOUGLAS
                                               MAXWELL, JR.

                                               SWISSRAY INTERNATIONAL INC.

                           BY: /                             /
                              --------------------------------------------------
                                                                         , an
                           authorized officer

                                OPTION AGREEMENT


The undersigned hereby grants Mr. Doug Maxwell, (pursuant to the Swissray International, Inc. 1996 Non-Statutory Stock Option Plan dated January 30, 1996 attached hereto) an option to purchase 125,000 shares of Swissray International, Inc. (the "Corporation").

Option Period. This option shall be for a period of five years from the date of this Option Agreement ("Option Period").

Option Price. The option price shall be $4.-- per share for an aggregate of $500,000.00 if the entire 125,000 shares are purchased. The option price of the shares of Common Stock shall be paid in full at the time of exercise and no shares of Common Stock shall be issued until full payment is made therefor. Payment shall be made either (i) in cash, represented by bank or cashier's check, certified check or money order, (ii) in lieu of payment for bona fide services rendered, and such services were not in connection with the offer or sale of securities in a capital- raising transaction, (iii) by delivering shares of the undersigned's Common Stock which have been beneficially owned by the optionee, the optionee's spouse, or both of them for a period of least six (6) month prior to the time of exercise (the "Delivered Stock") in a number equal to the number of shares of Stock being purchased upon exercise of the option or
(iv) by delivery of shares of corporate stock which are freely tradeable without restriction and which are part of a class of securities which has been listed for trading on Nasdaq system or a national securities exchange, with an aggregate fair market value equal to or greater than the exercise price of the shares of Stock being purchased under the option, or (v) a combination of cash, services, delivered stock or other corporate shares.

Shareholder Rights. No holder of an option shall be, or have any or the right and privileges of, a shareholder of the Corporation in respect of any shares of Common Stock purchasable upon exercise of any part of an option unless and until certificates representing such shares shall have been issued by the Corporation to him or her.

Determination of Exercise Date. This option or a portion of this option shall be deemed exercised when written notice thereof, accompanied by the appropriate payment in full, is received by the Corporation.

Date:  January 24, 1997

                                            SWISSRAY International Inc.

                                            /Ueli Ernst/
                                            ------------
                                            By:  Ueli Ernst, Chairman

                                            /Ruedi Laupper/
                                            ---------------
                                            By:  Ruedi Laupper, President